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EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of USA Interactive on Form S-4 of our report dated February 4, 2002 (March 9, 2002 as to Note 15), appearing in the Transition Report on Form 10-K of Expedia, Inc. and subsidiaries for the six-month period ended December 31, 2001, and to the reference to us under the heading "Experts" in the Information Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Seattle, Washington
November 5, 2002

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EXHIBIT 23.3--Consent of Deloitte &&; Touche LLP